Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 9, 2008, is among ANCHOR BANCORP WISCONSIN, INC., a Wisconsin corporation (the “Borrower”), the financial institutions from time to time party hereto(individually a “Lender” and collectively the “Lenders”) and U.S. BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”).
RECITALS
     The parties acknowledge the following:
     A. The Borrower and U.S. Bank National Association are parties to a Revolving Credit Agreement dated as of October 30, 2000, as amended (the “Existing Credit Agreement”). Bank of America, N.A. and Associated Bank, N.A. have acquired participation interests in the loans made to the Borrower under the Existing Credit Agreement.
     B. The parties desire to enter into this Agreement to amend and restate the Existing Credit Agreement.
AGREEMENTS
     In consideration of the promises and agreements set forth below, the parties agree to amend and restate the Existing Credit Agreement in its entirety to read as follows:
ARTICLE I. DEFINITIONS
     1.1 Definitions. Except as otherwise provided, all accounting terms will be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in section 4.15, and financial data submitted pursuant to this Agreement will be prepared in accordance with such principles. As used herein:
          “Adjusted Net Income” means, for each period of determination, an amount equal to (a) the net income of the Borrower and its consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles plus (b) to the extent deducted in determining net income, nonrecurring expenses incurred by the Borrower or any Subsidiary during such period relating to the acquisition by the Borrower or any Subsidiary of all or substantially all of the capital stock (or other ownership interests) or assets of another entity.
          “Borrowing Date” means each date on which a Loan is made by a Lender to the Company.
          “Business Day” means any day (other than a Saturday or Sunday) (a) on which commercial banks are open for business in New York, New York and (b) when used in connection with a Loan, on which banks are open for dealing in dollar deposits in the London interbank market.
          “Daily Reset LIBOR Rate Loan” shall have the meaning ascribed to such term in section 2.3(a) hereof.
          “Default” means an event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Effective Date” means the first date all the conditions precedent in section 3.1(a) are satisfied or waived and this Agreement becomes effective and replaces the Existing Credit Agreement.
          “Event of Default” means the occurrence of any of the events specified in section 6.1; provided that, any requirement for notice or lapse of time or any other condition has been satisfied.
          “Interest Differential” means that sum equal to the greater of zero or the financial loss incurred by the applicable Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest such Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.
          “LIBOR Rate Loan” shall have the meaning ascribed to such term in section 2.3(a) hereof.
          “Loan” means a loan made by a Lender to the Company pursuant to section 2.1 of this Agreement.

          “Loan Documents” means this Agreement, the Notes, the Pledge Agreement and all other documents relating to this Agreement and the financing transactions set forth herein.
          “Loan Period” means the period commencing on the Borrowing Date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2 or 3 months thereafter matching the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a Business Day, then the Loan Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding Business Day or (b) if any Loan Period begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last Business Day of the calendar month at the end of such Loan Period.
          “Majority Lenders” means the Lenders holding in the aggregate at least 66-2/3% of the aggregate outstanding principal balance of the Notes or, if there are no Loans outstanding, the Lenders whose aggregate Percentage is at least 66-2/3%.
          “Maturity Date” means September 30, 2008, or such earlier date on which the Notes become immediately due and payable pursuant to Article VI hereof.
          “Money Markets” refers to one or more wholesale funding markets available to and selected by the Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.
          “Net Proceeds of Additional Capital” means the cash proceeds received by the Borrower from the issuance by the Borrower of additional shares of common or preferred stock, net of any underwriting discount, placement fee and other expenses directly related thereto.
          “Nonperforming Loans” means an amount, determined without duplication, equal to the sum of (a) the aggregate amount of loans, leases and other assets of the Subsidiary Bank with respect to which a scheduled payment is 90 days or more past due and (b) the aggregate amount of loans, leases and other assets classified as “non-accrual” as reported in the most recent FFEIC call report filed by the Subsidiary Bank.

          “Note” means a promissory note of the Borrower, in form of Exhibit A attached hereto, appropriately completed, evidencing the Loans made by a Lender to the Borrower under this Agreement and “Notes” means all such promissory notes.
          “Percentage” means, for each Lender:
               (a) with respect to the Revolving Loan Commitment of a Lender, a percentage equal to such Lender’s Revolving Loan Commitment divided by the aggregate Revolving Loan Commitments of all Lenders; and
               (b) with respect to the Loans outstanding at any time, a percentage equal to the outstanding principal amount of Loans made by such Lender divided by the aggregate outstanding principal amount of Loans made by all Lenders;
and the Percentage of each Lender as of the Effective Date is set forth opposite its signature hereto, as the same may be adjusted from time to time as the result of one or more assignments pursuant to section 8.3 hereof.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
          “Pledge Agreement” means the Pledge Agreement dated as of the date hereof from the Borrower to the Agent granting the Agent, for the benefit of the Lenders, a first priority security interest in all of the issued and outstanding stock of the Subsidiary Bank, as amended, supplemented, revised or restated from time to time.
          “Regulatory Authority” means any state, federal or other authority, agency or instrumentality including, without limitation, the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, responsible for examination and oversight of the Borrower or the Subsidiary Bank.
          “Revolving Loan Commitment” means the obligation of each Lender to make Loans to the Company pursuant to section 2.1 in an amount up to, but not exceeding, the amount set forth opposite such Lender’s signature hereto or as set forth in the applicable Assignment and Acceptance agreement, as the same may be reduced from time to time pursuant to section 2.6 or as appropriate to reflect any assignments to or by such Lender effected in accordance with section 8.3.

          “Subsidiary” or “Subsidiaries” means the Subsidiary Bank and any entity of which the Borrower owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding stock having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency.
          “Subsidiary Bank means AnchorBank, fsb, a federally chartered savings bank, all of the outstanding stock of which is owned by the Borrower.
          “Total Loans” means, at any time, the aggregate amounts of all loans shown as assets of the Subsidiary Bank as reported in the then most recent FFEIC call report filed by the Subsidiary Bank.
          “Total Revolving Loan Commitment” means the sum of the Revolving Loan Commitments of each of the Lenders. The Total Revolving Credit Commitment is $120,000,000 as of the Effective Date and is subject to reduction pursuant to section 2.6.
ARTICLE II. LOANS
     2.1 Revolving Credit Facility. During the period from the Closing Date to the Maturity Date, each Lender, severally, will make Loans to the Borrower, subject to the terms and conditions hereof, in an amount equal to such Lender’s Percentage of the amount of Loans requested by the Borrower on the applicable Borrowing Date, up to the maximum amount at any time outstanding of such Lender’s Revolving Loan Commitment; provided, however, that the Lenders shall have no obligation to make Loans to the Borrower if, after giving effect thereto, the sum of the aggregate outstanding principal amount of all Loans would exceed the Total Revolving Loan Commitment. Within such limits, and subject to the other terms and conditions hereof, Loans may be made, repaid and made again. The Loans made by a Lender shall be evidenced by a Revolving Note payable to the order of such Lender and shall be due and payable on the Maturity Date. Although each Revolving Note shall be expressed to be payable in the amount of the payee Lender’s initial Revolving Loan Commitment, the Borrower shall be obligated to pay only the amount of Loans actually disbursed to or for the account of the Borrower by the payee Lender, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of the payee Lender. The Loans made by the Lenders on a Borrowing Date shall be made ratably in accordance with each Lender’s Percentage.

     2.2 Borrowing Procedure for Loans.
     (a) The Borrower shall request Loans by written notice, or by telephonic notice confirmed in writing or confirmed by electronic mail, to the Agent (i) in the case of a LIBOR Rate Loans, not later than 11 a.m., Milwaukee time, on the date which is least two Business Days prior to the requested Borrowing Date (which must be a Business Day) and (ii) in the case of Daily Reset LIBOR Rate Loans, not later than 11 a.m., Milwaukee time, on the requested Borrowing Date (which must be a Business Day). Each such request by the Borrower must specify the amount of the requested Loan, whether such Loan is to be a Daily Reset LIBOR Rate Loan or a LIBOR Rate Loan and, if the Borrower requests a LIBOR Rate Loan, the applicable Loan Period. The aggregate amount of Loans made on each Borrowing Date shall be in a minimum amount of $1,000,000. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. Each request for Loans shall be irrevocable and shall constitute a representation and warranty by the Borrower that the borrowing conditions specified in sections 3.1(b)(ii) and 3.1(b)(iii) will be satisfied on the specified Borrowing Date. The Agent will promptly notify the Lenders of the requested Loan. On or before 2 p.m., Milwaukee time, on the specified Borrowing Date, each Lender shall make available its Percentage of the requested Loan with the Agent in immediately available funds. Upon fulfillment of the applicable borrowing conditions, the Agent shall deposit the Loans in the Borrower’s account maintained with the Agent or as the Borrower may otherwise direct in writing.
     (b) Unless the Agent shall have been notified by telephone, confirmed promptly thereafter in writing, by a Lender not later than 2 p.m., Milwaukee time, on a Borrowing Date that such Lender will not make available to the Agent such Lender’s Percentage of the requested Loan, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent, then upon notice from the Agent, the Borrower agrees to repay the amount advanced by the Agent on behalf of such Lender together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable to such Loan.
     (c) The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation hereunder to make a Loan on the applicable Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the applicable Borrowing Date.

     2.3 Interest Rate, Payments, etc.
          (a) Interest Rate Options. The unpaid principal balance of each Loan outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Loan until such Loan is paid in full. Interest on each Loan hereunder shall accrue at one of the following per annum rates selected by the Borrower in accordance with section 2.2(a) hereof (i) 2.00% plus the one-month LIBOR Rate quoted by the Agent from Reuters Screen LIBOR01 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “Daily Reset LIBOR Rate Loan”); or (ii)  1.75% plus the 1, 2 or 3 month LIBOR rate quoted by the Agent from Reuters Screen LIBOR01 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the Borrowing Date of such Loan), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”). The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
          (b) Interest Payments. Interest accrued on Daily Reset LIBOR Rate Loans is due on the last day of each calendar quarter, commencing June 30, 2008, and on the Maturity Date. Interest accrued on a LIBOR Rate Loan is due on the last day of its Loan Period or, if earlier, on the Maturity Date.
          (c) Increased Costs. In the event after the date of initial funding any governmental authority subjects a Lender to any new or additional charge, fee, withholding or tax of any kind with respect to any Loans hereunder or changes the method of taxation of such Loans or changes the reserve or deposit requirements applicable to such Loans, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such costs or lost income resulting therefrom as reasonably determined by such Lender.
          (d) Default Rate. Notwithstanding the provisions of section 2.3(a) above, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the Notes shall, upon notice from the Agent to the Borrower, bear interest at an annual rate equal to the rate announced by the Agent from time to time as its prime rate plus 2.00% (the “Default Rate”), payable upon demand. On and after the Maturity Date, the unpaid principal balance of the Notes and all accrued interest thereon shall bear interest at the Default Rate and shall be payable upon demand.

          (e) Calculation. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.
     2.4 Continuation and Conversion.
          (a) A Daily Rate LIBOR Rate Loan shall continue as a Daily Rate LIBOR Rate Loan unless and until converted to a LIBOR Rate Loan. The Borrower may elect from time to time, subject to the terms and upon the conditions of this Agreement, to convert all or a portion (in an minimum amount of $1,000,000) of the outstanding Daily Rate LIBOR Rate Loans to LIBOR Rate Loans.
          (b) In the event the Borrower does not timely elect to continue a LIBOR Rate Loan at least two Business Days before the end of the Loan Period for such LIBOR Rate Loan, the Agent may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Daily Reset LIBOR Rate Loan, but until such conversion the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.
          (c) The Borrower will give the Bank irrevocable notice of each conversion of a Daily Reset LIBOR Rate Loan or continuation of a LIBOR Rate Loan not later than 11 a.m., Milwaukee time, two Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date of such conversion or continuation, (ii) the amount to be converted into or continued as a LIBOR Rate Loan and (iii) the Loan Period applicable thereto.
          (d) Unless otherwise agreed to by the Majority Banks, no Loan may be converted into or continued as a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.
     2.5 Nonusage Fee. As consideration for each Lender’s Revolving Loan Commitment, the Borrower agrees to pay to the Agent, for the account of each Lender in accordance with its Percentage, on the last day of each calendar quarter, commencing June 30, 2008, and on the Maturity Date, a nonusage fee equal to 0.25% per year on the amount, if any, by which the daily average outstanding Revolving Loans were less than $70,000,000 during the preceding calendar quarter or other applicable period. Nonusage fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

     2.6 Reduction or Termination of Total Revolving Loan Commitments.
          (a) Mandatory. The Total Revolving Credit Commitment shall be automatically reduced by the amount of Net Proceeds of Additional Capital received by the Borrower after the Effective Date, effective on the date(s) of receipt, to an amount not less than $70,000,000.
          (b) Optional. The Borrower may, on any interest payment date commencing June 30, 2008, and upon five days’ prior written notice to the Agent, permanently reduce the amount of the Total Revolving Loan Commitment; provided that no such reduction shall reduce the amount of the Total Revolving Loan Commitment to an amount less than the aggregate unpaid principal balances of the Revolving Notes on the date of such reduction. Each optional reduction in the Total Revolving Loan Commitment shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 above such minimum.
          (c) Effect of Reduction. Each reduction in the Total Revolving Loan Commitment shall ratably reduce each Lender’s Revolving Loan Commitment.
     2.7 Payments. All payments of principal and interest on the Notes and of all fees due hereunder shall be made at the office of the Agent, for the account of the Lenders, in lawful currency of the United States, in immediately available funds not later than 2 p.m., Milwaukee time, on the date due; funds received after that time shall be deemed to have been received on the next Business Day. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. The Agent may charge any account of the Borrower at the Agent for any payment due under the Notes, or any fee or expense payable hereunder, on or after the date due. Except as otherwise provided in section 2.9(b), the Agent shall forward to each Lender, promptly after receipt, such Lender’s Percentage of such payments received by the Agent. The Borrower will maintain a demand deposit account at the Agent to facilitate borrowings and repayments hereunder. All payments may be applied by a Lender to principal, interest and other amounts due under the Loan Documents in any order which such Lender elects.
     2.8 Prepayments.
          (a) Mandatory. The Borrower shall make such prepayments of the Notes on such dates and in such amounts as may be necessary so that the aggregate outstanding principal balance of the Notes does not exceed the Total Revolving Loan Commitment.

          (b) Optional. The Borrower may at any time repay, without premium or penalty, Daily LIBOR Rate Loans in a minimum amount of $1,000,000 (or, if less, all outstanding Daily LIBOR Rate Loans). LIBOR Rate Loans may not be prepaid prior to the last day of the applicable Loan Period unless such prepayment is accompanied by any sums, including Interest Differential, required by subsection (c) below; provided, however, that if the Borrower repays the entire principal balances of the Revolving Notes and all interest and fees accrued through the prepayment date and terminates the Revolving Loan Commitments of the Lenders in accordance with section 2.6, such prepayment need not be on the last day of the applicable Loan Periods for the outstanding LIBOR Rate Loans and no Interest Differential shall be due. The Borrower will give the Agent notice of any optional prepayment of the Notes not later than 11 a.m., Milwaukee time, (i) in the case of a prepayment of Daily Rate LIBOR Rate Loans, on the prepayment date, or (ii) in the case of a prepayment of LIBOR Rate Loans, on the Business Day prior to the prepayment date, specifying the prepayment date (which must be a Business Day) and the amount to be prepaid. The amount of such prepayment shall become due and payable by the Borrower on the specified prepayment date.
          (c) Prepayment of LIBOR Rate Loans. Except as otherwise provided in subsection 2.8(b) above, if a LIBOR Rate Loan is prepaid prior to the end of its Loan Period, whether by the Borrower, as a result of acceleration upon default or otherwise, the Borrower agrees to pay to each Lender all of such Lender’s costs, expenses and the Interest Differential incurred as a result of such prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Except for a mandatory prepayment required under section 2.8(a), any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.
     2.9 Pro Rata Treatment; Sharing of Payments.
          (a) Except as otherwise provided in this Agreement, all payments of principal, interest and fees made by the Borrower shall be distributed pro rata to the Lenders according to their respective Percentages. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall immediately purchase, without recourse and for cash, from the other Lenders, such participations in the Notes of such other Lenders so that each Lender shall thereafter have a percentage interest in all of such obligations equal to such Lender’s Percentage; provided, however, that if any payment so received shall be recovered in whole or in part from such purchasing

Lender, the purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including its right of setoff) with respect to such participation as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          (b) Notwithstanding anything to the contrary contained in this Agreement, any Lender that fails to make available to the Agent its pro rata share of any Loan as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower to the Agent and the nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to (i) retain such payments to the extent the Agent funded such delinquency or (ii) distribute such payments to the nondeliquent Lenders in proportion to their respective pro rata shares of all outstanding Loans to the extent the nondelinquent Lenders funded such delinquency. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of the application of the assigned payments to the Agent and/or the nondelinquent Lenders, all advances funded by the Agent have been repaid in full and the Lenders’ respective pro rata shares of all outstanding Loans have returned to their respective Percentages.
     2.10 Additional LIBOR Rate Loan Provisions.
          (a) If any Lender determines that the making or maintaining of a LIBOR Rate Loan would violate any applicable law, rule regulation or directive, whether or not having the force of law, then the obligation of the Lenders to make or continue LIBOR Rate Loans, or to convert Daily LIBOR Rate Loans into LIBOR Rate Loans, shall be suspended until the Agent notifies the Borrower that the circumstances causing such suspension no longer exist. During any such period, all LIBOR Rate Loans shall automatically convert into Daily LIBOR Rate Loans at the end of the applicable loan period or sooner if required by law.
          (b) If the Agent is unable to determine the LIBOR rate in respect of a requested LIBOR Rate Loan or the Lenders are unable to obtain deposits of United States dollars in the London interbank market in the applicable amounts and for the requested Loan Period, then, upon notice from the Agent to the Borrower, the obligation of the Lenders to make or continue LIBOR Rate Loans, or to convert Daily LIBOR Rate Loans into LIBOR Rate Loans, shall be suspended until the

Agent notifies the Borrower that the circumstances causing such suspension no longer exist.
          (c) No more than 10 LIBOR Rate Loans shall be outstanding at any time.
ARTICLE III. CONDITIONS TO BORROWING
     3.1 Conditions to Borrowing. The effectiveness of this Agreement and the obligations of the Lenders to make Loans is subject to the satisfaction of the following conditions:
          (a) Effective Date. On or before the Effective Date, the Agent shall have received the following, all in form, detail and content satisfactory to the Lenders:
               (i) executed counterparts of this Agreement;
               (ii) the original, executed Notes;
               (iii) executed counterparts of the Pledge Agreement together with (1) certificates representing all of the issued and outstanding stock of the Subsidiary Bank and (2) blank stock powers, duly executed by the Borrower;
               (iv) a copy of the Borrower’s Articles of Incorporation, certified by the Wisconsin Department of Financial Institutions;
               (v) a certificate of status with respect to the Borrower issued by the Wisconsin Department of Financial Institutions;
               (vi) copies, certified to be accurate and complete by the Secretary or Assistant Secretary of the Borrower, of (1) the By-Laws of the Borrower, (2) a resolution of the Board of Directors or Executive Committee authorizing the financing contemplated by this Agreement and the execution and delivery of the Loan Documents by the officers of the Borrower signatory hereto and thereto and (3) specimen signatures of such officers;
               (vii) a certificate of the President or Vice President of the Borrower to the effect that the representations and warranties of the Borrower set forth in the Loan Documents are accurate and complete in all material respects and that, as of the Effective Date, no Default or Event of Default exists;

               (viii) an opinion of                     , counsel to the Borrower;
               (ix) a nonrefundable, fully earned amendment fee of $150,000 for the ratable account of the Lenders; and
               (x) such other documents and instruments relating hereto as the Agent shall reasonably request.
          (b) Each Borrowing Date: In addition to the conditions specified in section 3.1(a) above, on or before each Borrowing Date, the Borrower shall have satisfied the following conditions:
               (i) Borrowing Procedure. The Borrower shall have complied with the borrowing procedure specified in section 2.2.
               (ii) Representations and Warranties True and Correct. The representations and warranties contained in the Loan Documents shall be true and correct on and as of the relevant Borrowing Date except for changes contemplated or permitted by this Agreement.
               (iii) No Default. There shall exist on such Borrowing Date no Default of Event of Default.
               (iv) Proceedings and Documentation. The Lenders shall have received such instruments and other documents as they may reasonably request in connection with the making of such Loans, and all such instruments and documents shall be in form and content satisfactory to the Lenders.
ARTICLE IV. WARRANTIES AND COVENANTS
     During the term of this Agreement, and while any part of the credit granted the Borrower is available or any obligations under any of the Loan Documents are unpaid or outstanding, the Borrower warrants and agrees as follows:
     4.1 Organization and Authority. The Borrower is a corporation validly existing under the laws of the State of Wisconsin and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower’s power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any Regulatory Authority or other governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, reorganization, moratorium, insolvency and similar laws affecting the rights of creditors generally, and to the applicability of equitable principles.
     4.2 Subsidiaries.
          (a) The Borrower’s only Subsidiaries are the Subsidiary Bank and Investment Directions, Inc.
          (b) The Subsidiary Bank (i) has issued and outstanding 100 shares of common stock, par value $0.10 per share, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 100 shares, free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except liens in favor of the Bank and (ii) has no shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligating it to issue or sell any of the foregoing.
          (c) Investment Directions, Inc. (i) has issued and outstanding 100 shares of common stock, par value $0.10 per share, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 100 shares, free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except liens in favor of the Bank and (ii) has no shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligating it to issue or sell any of the foregoing.
          (d) Each of the Borrower’s Subsidiaries is validly existing under the laws of its jurisdiction of organization and has all requisite power and authority, corporate and otherwise, and possesses all licenses necessary, to conduct its business as currently conducted and to own its properties.
     4.3 Litigation and Compliance with Laws. The Borrower and its Subsidiaries have complied in all material respects with and will continue to comply in all material respects with all applicable federal and state laws and regulations: (i) that regulate or are concerned in any way with its or their banking and trust business, including, without limitation, those laws and regulations relating to the investment of funds, lending of money, collection of interest, extension of credit, and location and operation of banking facilities; or (ii) otherwise relate to or affect the business or assets of the Borrower or any of the Subsidiaries or the assets owned, used or occupied by them. Except as set forth on Schedule 4.3 attached hereto, there are no claims, actions, suits, or proceedings pending, or to the best knowledge of the Borrower, threatened or contemplated against or affecting the Borrower or any of its Subsidiaries, at law or in equity, or before any Regulatory Authority, or before any arbitrator or arbitration panel, in which an adverse determination would have a material adverse effect on the financial condition, operation or prospects of the Borrower or such Subsidiary, and there is no decree, judgment or order of any kind in existence against or restraining the Borrower or any of its Subsidiaries, or any of their respective officers, employees or directors, from taking any action of any kind in connection with the business of the Borrower or any of its Subsidiaries. Except as set forth on Schedule 4.3 attached hereto, neither Borrower nor any of its Subsidiaries has (i) received from any Regulatory Authority any criticisms, recommendations or suggestions of a material nature, and the Borrower has no reason to believe that any such is contemplated, concerning the capital structure of any of its Subsidiaries, loan policies or portfolio, or other banking and business practices of any of its Subsidiaries that have not been resolved to the satisfaction of such Regulatory Authorities or (ii) entered into any memorandum of understanding or similar arrangement with any Regulatory Authority that is currently in effect relating to any unsound or unsafe banking practice or conduct or any violation of law respecting the operations of the Borrower or the operations of any of its Subsidiaries. The Borrower further agrees that it shall, and shall cause each Subsidiary to, comply in all material respects with the terms and conditions contained in any order, decree, memorandum of understanding or similar agreement entered into with or received from any Regulatory Authority.
     4.4 F.D.I.C. Insurance. The Subsidiary Bank is insured as to deposits by the Federal Deposit Insurance Corporation and no act has occurred which could adversely affect the status of the Subsidiary Bank as an insured bank.
     4.5 Corporate Existence; Business Activities; Assets. The Borrower will and will cause each Subsidiary to (i) preserve its corporate existence, rights and franchises, (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement, (iii) not liquidate, dissolve, merge or consolidate with or into another entity and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

     4.6 Use of Proceeds; Margin Stock; Speculation. Advances by the Lenders hereunder will be used by the Borrower (a) to refinance existing indebtedness of the Borrower owing to the Lenders and (b) for working capital and other lawful corporate purposes. The Borrower will not use any of the loan proceeds to purchase or carry “margin” stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for speculative investment purposes.
     4.7 Restriction on Liens; Negative Pledges. The Borrower will not, without the prior written consent of the Majority Lenders, create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the capital stock of the Subsidiary Bank, now owned or hereafter acquired by the Borrower. The Borrower further agrees that the Borrower shall not, without the prior written consent of the Majority Lenders, enter into, or become a party or subject to, any negative pledge agreement relating to any of the Borrower’s assets with any third party other than as set forth in the Loan Documents.
     4.8 Restriction on Contingent Liabilities. The Borrower will not guarantee or become a surety or otherwise contingently liable for any obligations of others, except with respect to the deposit and collection of checks.
     4.9 Insurance. The Borrower will maintain and cause each Subsidiary to maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is satisfactory to the Agent, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers’ compensation insurance.
     4.10 Taxes and Other Liabilities. The Borrower will pay and discharge, and cause each Subsidiary to pay and discharge when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.
     4.11 Financial Statements and Reporting. The financial statements and other information previously provided to the Lenders or provided to the Lenders in the future are or will be complete and accurate and prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower’s financial condition since such information was provided to the Lenders. The Borrower will, and will cause each Subsidiary to (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved, (ii) provide the Lenders with such information concerning its business affairs and financial condition (including insurance coverage) as the Lenders may reasonably request and (iii) without request, provide the Agent with copies for each Lender of the following information:
          (a) (i) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s annual audited financial statements audited by an accounting firm acceptable to the Bank and (ii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Borrower, a balance sheet, income statement and statement of cash flows for the Borrower as of the end of such fiscal quarter, prepared by the Borrower;
          (b) Within 45 days of the end of each quarter, quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank prepared in accordance with the guidelines of the regulatory agency which regulates such Subsidiary Bank;
          (c) As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the SEC or other governmental agency having regulatory authority over the Borrower or any Subsidiary or with any national securities exchange;
          (d) Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of obligations of the Borrower or any Subsidiary pursuant to the terms of any indenture, loan or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this section 4.11;
          (e) Promptly, and in any event within 10 days, after the Borrower has knowledge thereof, a statement of the chief financial officer of the Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a Default hereunder or a default under any other material agreement to which the Borrower or any Subsidiary is a party, together with a statement of the actions which the Borrower proposes to take with respect thereto; and (ii) any pending or threatened litigation or administrative proceeding of the type described in section 4.3;
          (f) Notice, to the extent not prohibited by applicable law or regulation, of any memorandum of understanding or any other agreement with any banking regulatory agencies, or cease and desist order, immediately after entered into by or issued against Borrower or any Subsidiary;
          (g) Within 45 days after the end of each quarter of each fiscal year of the Borrower, Borrower-prepared financial statements with respect to each of the Borrower’s non-bank Subsidiaries as of the end of such quarter and covering the period from the beginning of such fiscal year through the end of such fiscal quarter;
          (i) An appropriately completed financial covenant compliance worksheet in substantially the form of Exhibit B attached hereto as of the end of each fiscal quarter of the Borrower which shall be furnished to the Agent at the same time as the financial statements referred to in section 4.11(a)(ii) and;
          (j) Promptly upon the sending or receipt thereof, any written application, directive, order, consent or other communication between the Borrower or the Subsidiary Bank and any Regulatory Authority relating in any manner to the ability of the Borrower to pay dividends to its shareholders or the ability of the Subsidiary Bank to pay dividends to the Borrower.
     4.12 Information. The Borrower will make available for review by the Agent and the Lenders, promptly upon the Agent’s or the Majority Lender’s request, financial statements, call reports and any other records or documents of the Borrower or the Subsidiary Bank. The Borrower and the Subsidiary Bank will use best efforts to obtain the consent of any person or regulator which it deems necessary or appropriate for disclosure of the information described above.
     4.13 Access to Records. The Borrower will permit representatives of the Agent or any Lender to visit and inspect any of the properties and examine any books and records of the Borrower and the Subsidiaries including without limitation the stock transfer records of the Subsidiary Bank, at any reasonable time and as often as the Agent or the Majority Lenders may reasonably desire.
     4.14 Acquisitions and Investments. Neither the Borrower nor any of the Subsidiaries will acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower or any Subsidiary, or create or participate in the creation of any Subsidiary or joint venture, except:
          (a) investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) obligations issued or fully guaranteed by the United States; and (iv) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower or a Subsidiary;
          (b) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;
          (c) investments in Subsidiaries existing on the date of this Agreement;
          (d) investments shown on the most recent financial statements of the Borrower provided to the Lenders and investments similar to such investments, subject to the limits set forth in subsection (g) below;
          (e) with respect to the Subsidiary Bank, investments or loans made in the ordinary course of banking business; and
          (f) investments in, or the acquisition of, or the merger with, a financial institution or institutions (including a holding company or holding companies) of recognized standing provided that with regard to a merger, the resulting institution shall be at least as creditworthy as Borrower is on the date hereof.
     4.15 Financial Covenants.
          (a) The Subsidiary Bank shall at all times maintain all capital ratios required for the Subsidiary Bank to be considered “well capitalized” under the applicable regulations and guidelines issued by the Office of Thrift Supervision and all other Regulatory Agencies.
          (b) The Borrower shall have Adjusted Net Income of not less than (i) $5,500,000 for the fiscal quarter ending on June 30, 2008 and (ii) $5,500,000 for the fiscal quarter ending on September 30, 2008.
          (c) Nonperforming Loans shall not exceed 3.50% of Total Loans at any time.
     4.16 Additional Capital. The Borrower agrees to continue its evaluation of alternatives for raising additional capital (a) a portion of which must be raised and retained by the Borrower and used by the Borrower to repay the Notes and (b) a portion of which may be either raised by the Borrower and invested in the Subsidiary Bank or raised and retained by the Subsidiary Bank to increase the

Subsidiary Bank’s risk-based capital (which may be any type of security which is included in calculating the Subsidiary Bank’s Tier 1 and Tier 2 capital under the regulations of the federal banking Regulatory Agencies). The Borrower further agrees to diligently pursue by all appropriate means the actions necessary to raise such additional capital no later than September 30, 2008 and, to evidence its compliance with the requirements of this section, to furnish to the Lenders:
          (i) No later than June 30, 2008, a certified copy of resolutions adopted by the Board of Directors of the Borrower and of the Subsidiary Bank authorizing management to undertake the actions necessary to raise such additional capital and the retention of a financial advisor;
          (ii) no later than July 15, 2008, a copy of the executed engagement letter between the Borrower and such financial advisor; and
          (iii) such other information and documents relating to the efforts of the Borrower and Subsidiary Bank to raise additional capital as may be requested by the Agent or any Lender.
     The failure to furnish the documents required under clauses (a) and (b) above by their respective due date shall be an Event of Default. Once the Borrower has developed a plan for raising additional capital, the Borrower will furnish such information concerning its plan to the Lenders as may be reasonably requested in order for the Lenders to evaluate whether any amendments to this Agreement or any other Loan Documents are warranted.
     4.17 Dividends. The Borrower shall not pay cash dividends on its common stock if, after taking a proposed cash dividend into account, the aggregate cash dividends paid to the Borrower by the Subsidiary Bank during a fiscal year would be less than 150% of the aggregate cash dividends paid by the Borrower on its common stock during such fiscal year.
     4.18 Fee Letter. The Borrower agrees to fulfill its obligations under the letter agreement dated as of the Effective Date between the Borrower and the Agent.
ARTICLE V. SETOFF
     5.1 Credit Balances; Setoff. As security for the payment of the obligations described in the Loan Documents and any other obligations of the Borrower to the Agent and the Lenders of any nature whatsoever (collectively the “Obligations”), the Borrower hereby grants to the each Lender a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of such Lender. Any Lender may, at any time upon the occurrence of an Event of Default hereunder set off against the Obligations whether or not the Obligations are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.
ARTICLE VI. DEFAULTS
     6.1 Events of Default. Notwithstanding any cure periods described below, the Borrower will immediately notify the Agent and the Lenders in writing when the Borrower obtains knowledge of the occurrence of any Default or Event of Default. The occurrence of one or more of the following will constitute an Event of Default:
          (a) Nonpayment. The Borrower fails to pay (i) any interest due on the Notes or any fees, charges, costs or expenses under the Loan Documents by 5 days after the same becomes due; or (ii) any principal amount of the Notes when due.
          (b) Nonperformance. The Borrower fails to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f) or (g) of this section 6.1) required to be performed or observed by the Borrower hereunder or under any other Loan Document or other agreement with or in favor of the Agent and the Lenders.
          (c) Misrepresentation. Any financial information, statement, certificate, representation or warranty given to the Agent and the Lenders by the Borrower (or any of its representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing hereunder, or required to be furnished under the terms thereof, proves untrue or misleading in any material respect (as determined by the Agent in the exercise of its judgment) as of the time when given.
          (d) Default on Other Obligations. The Borrower or any Subsidiary is in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness in excess of $1,000,000 owing by the Borrower or any Subsidiary to any Person.

          (e) Judgments. Any judgment is obtained against the Borrower or any Subsidiary which, together with all other outstanding unsatisfied judgments against the Borrower (or such Subsidiary), exceeds the sum of $1,000,000 and remains unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.
          (f) Inability to Perform; Bankruptcy/Insolvency. (i) The Borrower or any Subsidiary ceases to exist; or (ii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is commenced under any Federal or state law by or against the Borrower or any Subsidiary; or (iii) the Borrower or any Subsidiary becomes the subject of any out-of-court settlement with its creditors generally; or (iv) the Borrower or any Subsidiary is unable or admits in writing its inability to pay its debts as they mature; or (v) the Borrower or any Subsidiary is closed or taken over by a Regulatory Authority.
          (g) Adverse Change. There is a material adverse change in the business, properties, financial condition or affairs of the Borrower or the Subsidiary Bank or in any collateral securing the Obligations.
          (h) Regulatory Orders. The Borrower or any Subsidiary enters into any memorandum of understanding or other agreement with any banking Regulatory Authority relating to (i) any unsound or unsafe banking practice or conduct which the Majority Lenders, in their sole discretion, determine could reasonably be expected to have a material impact on the financial condition, operations or prospects of the Borrower or the Subsidiary Bank or (ii) any material violation of law respecting the operation of Borrower or such Subsidiary; or the Borrower or any Subsidiary or any of their officers, employees, or directors become the subject of a judicial or administrative determination restraining any of them from taking any actions of any kind in connection with the business of Borrower or such Subsidiary, assessing a civil penalty, finding that any criminal offense occurred in connection with the operations of Borrower or such Subsidiary, or suspending or removing any officer or director of Borrower or such Subsidiary.
     6.2 Termination of Revolving Loan Commitment; Additional Rights of the Lenders. Upon the occurrence of any Event of Default, each Lender may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between the Borrower and the Bank) (i) immediately terminate its Revolving Loan Commitment; (ii) set off; and/or (iii) take such other steps to protect or preserve such Lender’s interest in any collateral, including without limitation, advancing funds to protect any collateral and insuring collateral at the

Borrower’s expense; all without demand or notice of any kind, all of which are hereby waived.
     6.3 Acceleration of Obligations. Upon the occurrence of any of the Events of Default identified in sections 6.1(a) through 6.1(e) and sections 6.1(g) and 6.1(h), the Agent shall, at the request of the Majority Lenders, by written notice to the Borrower, take any or all of the following actions: (a) declare the Revolving Loan Commitment of each Lender to be terminated, whereupon the Revolving Loan Commitments will terminate; (b) declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable, whereupon the unpaid balance will be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents. Upon the occurrence of any event under section 6.1(f), the Revolving Loan Commitment of each Lender shall automatically terminate and the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in section 6.1 or this section 6.3 will limit the Lenders’ rights to set off as provided in paragraph 5.1 or otherwise in this Agreement.
     6.4 Other Remedies. Nothing in this Article VI is intended to restrict the Agent’s and the Lenders’ rights under any of the Loan Documents or at law, and the Agent and the Lenders may exercise all such rights and remedies as and when they are available.
ARTICLE VII. THE AGENT
     7.1 Appointment and Duties of Agent. Each of the Lenders hereby irrevocably appoints and designates U.S. Bank National Association, subject to the terms and conditions of this Article 7, as the administrative agent for such Lender under and for purposes of this Agreement and the other Loan Documents. Each of the Lenders hereby irrevocably, authorizes, and directs the Agent to take such action on its behalf and to exercise such powers hereunder as are expressly delegated to the Agent herein, together with such powers as are reasonably incident thereto, in connection with the administration of and enforcement of any rights or remedies with respect to this Agreement and the other Loan Documents. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such document, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into or pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.
     7.2 Discretion and Liability of the Agent. Subject to sections 7.3 and 7.5 hereof, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may vested in it by, or with respect to, taking or refraining from taking any action or actions which it may be able to take under or in respect of this Agreement and the other Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or not taken or under any Loan Document in the absence of gross negligence or willful misconduct.
     7.3 Event of Default. The Agent shall be entitled to assume that no Event of Default has occurred unless the Agent has actual knowledge of such facts or has received notice from the Borrower or a Lender in writing that an Event of Default has occurred and is continuing and which specifies the nature thereof.
     If the Agent shall acquire actual knowledge of or receive notice from the Borrower or a Lender that an Event of Default has occurred, the Agent shall promptly notify the Lenders and the Borrower of such Event of Default.
     7.4 Consultation. The Agent in good faith may consult with legal counsel or other advisors selected by it and shall be entitled to fully rely upon any opinion of such counsel or other advisor in connection with any action taken or not taken by the Agent in accordance with such opinion.
     7.5 Communications To and From the Agent. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone is expressly permitted hereunder, action shall be taken by the Agent for and on behalf of, or for the benefit of, the Lenders upon the direction of the Majority Lenders. The Company may rely upon any communication from the Agent hereunder and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Borrower or any Lender of any communication calling for an action on the part of the Lenders, the Agent will, in turn, promptly inform the other Lenders in writing of the nature of such communication.
     7.6 Limitations of Agency. The Agent will act under the Loan Documents solely as the agent of the Lenders and only to the extent specifically set forth in the Loan Documents and will, under no circumstances, be considered to be a trustee or fiduciary of any nature whatsoever in respect of any other person or entity. The Agent and its affiliates may generally engage in any kind of banking or trust business with the Borrower and its Subsidiaries and affiliates as if the Agent were not the Agent hereunder, without notice to or consent of any Lender. The Lenders acknowledge that pursuant to such activities the Agent or its affiliates may receive information regarding the Borrower or its affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them.
     7.7 No Representation or Warranty. No Lender (including the Agent) makes to any other Lender any representation or warranty, express or implied, or assumes any responsibility with respect to the execution, validity or enforceability of this Agreement or the other Loan Documents.
     7.8 Lender Credit Decision. Each Lender acknowledges that it has, independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based upon the financial statements of the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based upon such documents and information as it shall deem appropriate at that time, continue to make its own credit decision in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent or any of its affiliates.

     7.9 Indemnity. Each Lender hereby indemnifies (which indemnity shall survive the termination of this Agreement) the Agent, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs, or expenses of any kind or nature whatsoever including reasonable attorneys’ fees which may at any time be imposed on, incurred by, or asserted against, the Agent in any way related to or arising out of this Agreement or the other Loan Documents to the extent the Agent is not reimbursed by the Borrower pursuant to section 8.6; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent’s gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of the transactions contemplated hereby, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     7.10 Resignation or Removal of Agent; Successor Agent. The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. The Agent may be removed at any time by the Majority Lenders upon at least 30 days’ prior notice by the Majority Lenders to the Borrower and the Agent but only for cause consisting of its gross negligence or willful misconduct or following a declaration of insolvency by the appropriate regulators. If the Agent at any time shall resign or be removed, the Majority Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint the successor Agent, which shall be one of the Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and such assignments as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default exists and is continuing, any successor Agent appointed hereunder, which must be a commercial banking institution, must be acceptable to the Borrower, provided the Borrower’s consent to the appointment will not be unreasonably withheld or delayed.
ARTICLE VIII. MISCELLANEOUS
     8.1 Delay; Cumulative Remedies. No delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Agent or a Lender would otherwise have.
     8.2 Relationship to Other Documents. The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Agent and the Lenders) that are contained in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give the Agent and the Lenders the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.
     8.3 Assignments, Participations, Etc.
          (a) Any Lender may, with the written consent of the Agent, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more assignees (each an “Assignee”) (provided that no written consent of the the Agent shall be required in connection with any assignment and delegation by a Lender to an assignee that is an affiliate of such Lender) all, or any ratable part of all, of the Loans, the Revolving Loan Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit C (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment and (iii) except in the case of an assignment required hereunder by the Borrower, the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500.
          (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided that the Agent consents to such assignment in accordance with section 8.3(a)) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.
          (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that the Agent consents to such assignment in accordance with section 8.3(a)), the Borrower shall execute and deliver to the Agent, a new Note evidencing such Assignee’s assigned Loans and Revolving Loan Commitment and, if the assignor Lender has retained a portion of its Loans and its Revolving Loan Commitment, a replacement Note in the principal amount of the Loans retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such Lender). Immediately upon the Agent’s receipt of the executed Assignment and Assumption and the Agent’s consent thereto, and each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Loan Commitments arising therefrom. The Revolving Loan Commitment allocated to each Assignee shall reduce such Revolving Loan Commitment of the assigning Lender pro tanto.
          (d) Any Lender may at any time sell to one or more financial institutions or other persons not affiliates of the Borrower (a “Participant”) participating interests in any Loans and the Revolving Loan Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in subsections (a), (b), (c) and (e) of section 8.9. In the case of any such participation, the Participant shall be entitled to the benefit of sections 2.3(c) and 8.6 as though it were also a Lender hereunder, provided that the Borrower shall not be responsible for any amounts payable under the foregoing sections that the Borrower would not have otherwise been required to pay if such participation had not occurred, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
          (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
          (f) In the event that (i) any Lender shall claim compensation under the last sentence of section 2.3(c) hereof which is not claimed by all of the Lenders, or (ii) any Lender fails to make available its pro rata share of any Loan, then, in addition to any other rights the Borrower may have, the Borrower may, upon fifteen (15) days prior notice to such Lender and the Agent, cause such Lender to assign, and such Lender shall immediately assign, to one or more Lenders (each a “Selected Assignee”) that desires to become a Lender under this Agreement selected by the Borrower and consented to by the Agent (whose consent shall not be unreasonably withheld), unless the Agent is being removed pursuant to this subsection (f) in which case such consent would not be required, all of its rights and obligations under this Agreement and the Note held by such Lender, and each such Selected Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance in substantially the form of Exhibit C attached hereto executed by each such Selected Assignee and such assigning Lender. Upon execution and delivery of such instrument, payment of the processing fee set forth in section 8.3(a) and payment by such Selected Assignee or Selected Assignees to the assigning Lender of an aggregate amount equal to the outstanding principal balance on any Note payable to such assigning Lender, together with accrued interest thereon, and all other amounts owing to such assigning Lender hereunder or under any of the other Loan Documents, each such Selected Assignee shall be a Lender hereunder and under each of the other Loan Documents and shall have the rights and obligations of a Lender. In connection with assignments to Selected Assignees, each of the assigning Lender, each Selected Assignee, the Agent and the Borrower shall comply with the provisions of sections (a), (b) and (c) as if the term “Assignee” set forth therein referred to the Selected Assignee.
          (g) In connection with such assignments and sales of participating interests (and thereafter), a Lender may disclose any financial information such Lender may have concerning the Borrower to any such Assignee or potential Assignee, or Participant or potential Participant, subject to the confidentiality provisions contained herein.
     8.4 Expenses and Attorneys’ Fees. The Borrower will reimburse the Agent, each Lender and any Participant for all reasonable attorneys’ fees and all other reasonable costs, fees and out-of-pocket disbursements (including fees and disbursements of both inside counsel and outside counsel) incurred by the Agent, any Lender or any Participant in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents, including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: insurance and reviews related to the Borrower or the Loans, if requested by a Lender, provided that the Borrower shall not be required to pay for any such reviews unless an Event of Default has occurred and is continuing). The Borrower will also reimburse the Agent, any Lender and any Participant for all reasonable costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral (including fees and disbursements of both inside and outside counsel).
     8.5 Successors. The rights, options, powers and remedies granted in this Agreement and the other Loan Documents will extend to the Agent, the Lenders and to their respective successors and assigns, will be binding upon the Borrower and its successors and assigns and will be applicable hereto and to all renewals and/or extensions hereof.
     8.6 Indemnification. Except for harm arising from the Agent’s or any Lender’s gross negligence or willful misconduct, the Borrower hereby indemnifies and agrees to defend and hold the Agent, the Lenders and their respective directors, officers, employees and agents (each an “Indemnified Party”) harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against any Indemnified Party relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral. This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due the Agent and the Lenders.
     8.7 Notice of Claims Against the Agent or any Lender; Limitation of Certain Damages. In order to allow the Agent or any Lender to mitigate any damages to the Borrower from the Agent’s or such Lender’s alleged breach of its duties under the Loan Documents or any other duty, if any, to the Borrower, the Borrower agrees to give the Agent and such Lender immediate written notice of any claim or defense it has against the Agent or such Lender, whether in tort or contract, relating to any action or inaction by the Agent or such Lender under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to the Agent and such Lender represents the parties’ agreed-to standard of performance regarding claims against the Agent or a Lender. Notwithstanding any claim that the Borrower may have against the Agent or a Lender, and regardless of any notice the Borrower may have given the Agent and such Lender, neither the Agent nor any Lender will be liable to the Borrower for consequential and/or special damages arising therefrom, except those damages arising from the Agent’s or such Lender’s gross negligence or willful misconduct.
     8.8 Notices. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given if in writing and on the third Business Day after placed in the United States certified or registered mail, with postage prepaid, or on the next Business Day after being sent by a reputable overnight delivery service, or when sent by confirmed telex or facsimile, in each case to the address set forth below each party’s signature hereto or as amended by notice as provided herein, provided that the Borrower’s notice to the Agent hereunder shall be deemed to be notice to the Lenders..
     8.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the request of the Majority Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:
          (a) increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to section 6.2 or section 6.3);
          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
          (d) change the definition of “Majority Lenders” or change the Percentage of any Lender;
          (e) release any material portion of any collateral securing the Obligations; or
          (f) amend this section 8.9, or section 2.9, or any provision under this Agreement or any other Loan Document providing for consent or other action by all Lenders;
and, provided that, no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, effect the rights or duties of the Agent under this Agreement or any other Loan Document.
     8.10 Applicable Law and Jurisdiction; Interpretation. This Agreement and all other Loan Documents will be governed by and interpreted in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by Federal law. Invalidity of any provisions of this Agreement will not affect any other provision. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN MILWAUKEE COUNTY, WISCONSIN, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR

INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein will affect the Agent’s or any Lender’s right to serve process in any manner permitted by law, or limit the Agent’s or any Lender’s right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions.
     8.11 Confidentiality. The Agent and each Lender agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower or any Subsidiary, and neither the Agent, any Lender nor any of their affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Agent, any Lender or any of their affiliates, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Agent or any Lender; provided, however, that the Agent or a Lender may disclose such information (i) at the request or pursuant to any requirement of any Regulatory Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Regulatory Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable law or regulation; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, a Lender or any of their affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to the Agent’s or a Lender’s independent auditors and other professional advisors; (vii) to any participant or assignee, actual or potential, provided that such person agrees in writing to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; and (viii) to its and its affiliates’ officers, directors, employees and agents.
     8.12 Copies; Entire Agreement; Modification. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THE LOAN DOCUMENTS MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. ORAL OR IMPLIED MODIFICATIONS TO THIS AGREEMENT ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.
     8.13 Waiver of Jury Trial. THE BORROWER, THE AGENT AND THE LENDERS HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER, THE AGENT AND THE LENDERS EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.
     8.14 Relationship to Existing Credit Agreement. This Amended and Restated Credit Agreement supercedes the Existing Credit Agreement in its entirety on the Effective Date and the rights and obligations of the Borrower and U.S. Bank National Association thereunder shall terminate except for those which, by the express terms of the Existing Credit Agreement, survive such termination. On the Effective Date the Borrower shall have be deemed to have received Loans hereunder in an aggregate principal amount equal to the outstanding principal balance under the Existing Credit Agreement and used such Loans to refinance the outstanding principal balance under the Existing Credit Agreement. With respect to the amount so refinanced, the Borrower acknowledges and agrees that such indebtedness has not been repaid and that no novation has occurred. All interest and fees accrued under the Existing Credit Agreement shall be due on the Effective Date. Any LIBOR Rate Loan made under the Existing Credit Agreement shall be deemed to have been made under this Agreement and shall bear interest at the rate and have a Loan Period ending on the date identical to those currently in effect.
[SIGNATURES APPEAR ON NEXT PAGE]

		ANCHOR BANCORP WISCONSIN, INC.

		BY

			Its

		Address:		25 West Main Street
				Madison, WI 53703
				Attn. Dale C. Ringgenberg
Revolving		Facsimile No.: 608-252-8783
Loan
Commitment	Percentage

$65,000,000	54.166666666%	U.S. BANK NATIONAL ASSOCIATION, as Agent and a Lender

		BY

			Its

		Address:		777 East Wisconsin Avenue
				Milwaukee, WI 53202
				Attn: Jon B. Beggs
		Facsimile No.: 414-765-6236

$35,000,000	29.166666667%	BANK OF AMERICA, N.A.

		BY

			Its

		Address:

				Attn:
		Facsimile No.:

$20,000,000	16.666666667%	ASSOCIATED BANK, N.A.

		BY

			Its

		Address:

				Attn:
		Facsimile No.:

$120,000,000	100.00%
Signature Page to
Amended and Restated Credit Agreement

SCHEDULE 4.3
Litigation and Regulatory Proceedings
None

EXHIBIT A
NOTE

$
, 2008
     FOR VALUE RECEIVED, on or before the Maturity Date (as defined in the Credit Agreement hereinafter referred to), the undersigned, ANCHOR BANCORP WISCONSIN, INC., a Wisconsin corporation, promises to pay to the order of                      (the “Lender”) the principal sum of                      Dollars, or such lesser amount as is shown to be outstanding according to the records of the Lender, together with interest on the principal balance outstanding from time to time, at such rates and payable at such times as are set forth in the Amended and Restated Credit Agreement dated as of June 9, 2008 (as amended, revised, supplemented or restated from time to time, the “Credit Agreement”) among Anchor Bancorp Wisconsin, Inc., certain financial institutions as the lenders and U.S. Bank National Association, as agent for the lenders (the “Agent”).
     Payments of both principal and interest are to be made in immediately available funds in lawful currency of the United States of America at the office of the Agent, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other place as the Agent or any successor Agent under the Credit Agreement shall designate to the undersigned in writing.
     This Note is issued pursuant to the Credit Agreement. Reference is made to the Credit Agreement for rights and obligations as to prepayment and acceleration of maturity.
     This Note shall be governed and construed in accordance with the laws of the State of Wisconsin.
     The undersigned waives demand, presentment, protest or any other notice of any kind with respect to this Note. The undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees.
ANCHOR BANCORP WISCONSIN, INC.
BY
      Its

EXHIBIT B

FINANCIAL COVENANT COMPLIANCE CERTIFICATE
U.S. Bank National Association, as Agent
Attn: Jon B. Beggs, Vice President
777 East Wisconsin Avenue
Milwaukee, WI 53202
Ladies and Gentlemen:
     The undersigned, Anchor Bancorp Wisconsin, Inc., a Wisconsin corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 9, 2008 between the Borrower, the lenders party thereto (the “Lenders”) and U.S. Bank National Association, as agent for the Lenders (the “Agent”) (as amended, revised, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement and section references herein are to the sections of the Credit Agreement.
     This Financial Covenant Compliance Certificate is provided pursuant to section 4.11(i). This Certificate accompanies the [annual][quarterly] financial statements of the Borrower and its consolidated Subsidiaries for the fiscal [year][quarter] ending                     ,               (the “Financial Statement Date”). All entries in this Certificate are as of, or for the period ending on, the Financial Statement Date.
     The undersigned hereby certifies that:
     1. (He)(She) is an authorized financial representative of the Borrower.
     2. The accompanying financial statements fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the Financial Statement Date.
     3. There exists no Default or Event of Default [except (specify nature thereof, period of existence thereof and what action the Borrower proposes to take with respect thereto)].
     4. The information set forth in paragraphs 5 through 7 below is, to the best of the undersigned’s knowledge and belief, true and accurate as of the Financial Statement Date. All calculations have been made in accordance with the appropriate provisions of the Credit Agreement.

     5. Well Capitalized (§ 4.15(a); Subsidiary Bank must be “well capitalized”):

AnchorBank, fsb is:	☐ Well Capitalized ☐ Not Well Capitalized
     6. Adjusted Net Income (§ 4.15(b); minimum $5,500,000 for fiscal quarter):

(a) Net income	$
plus
(b) Nonrecurring acquisition expenses
Adjusted Net Income	$
     7. Nonperforming Loans (§ 4.15(c); may not exceed 3.50% of Total Loans):

Nonperforming Loans:	$

Total Loans:	$

Ratio of Nonperforming Loans to Total Loans:	%
     Dated:                     , 20                    .
ANCHOR BANCORP WISCONSIN, INC.
BY
     Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Amended and Restated Credit Agreement dated as of June 9, 2008 (as amended or modified from time to time, the “Credit Agreement”) among Anchor Bancorp Wisconsin, Inc., a Wisconsin corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and U.S. Bank National Association, as administrative agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Revolving Loan Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 hereto.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Revolving Loan Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Loan Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Revolving Loan Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.11 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an eligible assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required for withholding purposes.
     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of

Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		%
Assignee’s Revolving Loan Commitment:	$

Aggregate outstanding principal amount of Loans assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date[1]: , 20
[NAME OF ASSIGNOR], as Assignor
By
     Title:
Dated:                     , 20
[NAME OF ASSIGNEE], as Assignee
By
     Title:
[Address]

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved] this
                     day of                     , 20
U.S. BANK NATIONAL ASSOCIATION, as Agent
By
Title: